Exhibit 99.1

Luminex Corporation Reports Strong Third Quarter 2020 Results

AUSTIN, Texas (November 5, 2020) – Luminex Corporation (Nasdaq: LMNX) today announced results for its third quarter ended September 30, 2020.

All amounts in this release are in conformity with U.S. generally accepted accounting principles ("GAAP").

CURRENT FINANCIAL HIGHLIGHTS

•Total revenue for the third quarter of $106.1M, a 35% increase over Q3 2019, driven primarily by growth associated with the current COVID-19 global pandemic
•Strong profitability in Q3 with 60% gross margins, an improvement of 7 percentage points over Q3 2019
•Operating margin of $11.5M or 11% of revenue, a 300% improvement over Q3 2019
•Net income of $1.8M, representing 2% of revenue, and $0.04 per share, up 134% over Q3 2019
•Received two BARDA awards -- $5,389,813 to support a future 510(k) filing for an updated NxTAG® Respiratory Pathogen Panel that includes SARS-CoV-2, and $683,500 to support future enhancement of Luminex’s COVID-19 Multiplex Antibody Test

CEO COMMENTARY

“I’m very pleased with the performance of our diversified business during these very challenging times. Our team continues to execute on our key role in addressing the demands of this pandemic. With strong revenue growth, improved gross margins and continued control over operating expenses, we are seeing healthy profitability and cash flow,” said Nachum “Homi” Shamir, Chairman, President and CEO of Luminex. “As a result of these unusual times; we thought it would be helpful to share with our investors some of our preliminary estimates of our 2021 revenue guidance. Currently, we estimate that in 2021, we will generate at least $475M of revenue with accelerated improvement in profitability and cash flow. We believe that this growth will be primarily attributable to our ARIES® manufacturing expansion, as well as a number of additional new products in development, including those supporting our COVID-19-related efforts and the other pipeline products in our diverse portfolio. We plan to provide more precision regarding our expectations in early 2021. However, based on our current estimates, we anticipate surpassing our $500 million annual revenue target much sooner than we previously expected, while continuing to build an outstanding company.”

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•Molecular Diagnostics revenue for the quarter of $59.9M, up 98% over Q3 2019
•Licensed Technologies Group revenue of $34.7M, down 10% from Q3 2019
•Flow Cytometry revenue of $9.9M, up 13% over Q3 2019, but with continued impact from the slowdown in academic research due to COVID-19
•Operating cash flow of $14.9M and $39.0M for the three and nine months ended September 30, 2020
•Ended the quarter with a total order book of more than $36M, of which $9M was COVID-19 related
•Sold or contracted 87 sample-to-answer systems in the quarter, the majority of which were ARIES®
•Received FDA EUA for the xMAP® SARS-CoV-2 Multi-Antigen IgG Assay on July 16, 2020

REVENUE SUMMARY
(in thousands, except percentages)

	Three Months Ended
	September 30,		Variance
	2020	2019	($)	(%)
	(unaudited)

System sales	$19,482	$15,239	$4,243	28%
Consumable sales	11,812	13,359	(1,547)	(12)%
Royalty revenue	9,627	12,993	(3,366)	(26)%
Assay revenue	55,647	29,468	26,179	89%
Service revenue	5,951	5,349	602	11%
Other revenue	3,541	2,265	1,276	56%
	$106,060	$78,673	$27,387	35%

2020 REVENUE GUIDANCE

•Luminex expects revenue for the full year 2020 to be approximately $410M, with growth of 23% over 2019.
•Luminex expects 2021 revenue to be at or above $475 million, reflecting more than 15% growth from Luminex’s full year 2020 guidance, with such revenue growth driven primarily by significant expansion of ARIES® assay sales resulting from completion of the manufacturing line expansion and new product launches.

CONFERENCE CALL

Management will host a conference call at 4:00 p.m. Central Time / 5:00 p.m. EDT, Thursday, November 5, 2020 to discuss operating highlights and financial results for the third quarter 2020. The conference call will be webcast live and may be accessed at Luminex Corporation’s website at investor.luminexcorp.com. Analysts may participate on the conference call by dialing (877) 930-7053 (U.S.) or (253) 336-7290 (outside the U.S.). The access code is 4669812. The webcast will be archived for six months on our website using the 'replay' link.

ABOUT LUMINEX CORPORATION

At Luminex, our mission is to empower labs to obtain reliable, timely, and actionable answers, ultimately advancing health. We offer a wide range of solutions applicable in diverse markets including clinical diagnostics, pharmaceutical drug discovery, biomedical research, genomic and proteomic research, biodefense research, and food safety. We accelerate reliable answers while simplifying complexity and deliver certainty with a seamless experience. To learn more about Luminex, please visit us at luminexcorp.com.

USE OF FORWARD-LOOKING STATEMENTS
Statements made in this release that express Luminex’s or management's intentions, plans, beliefs, expectations, or predictions of future events are forward-looking statements. Forward-looking statements in this release include statements regarding expected revenue and cost savings, projected 2020 and 2021 performance, including revenue guidance, and expectations regarding Luminex’s product development, manufacturing line expansion and product growth and the continued impact of the COVID-19 pandemic on Luminex’s operations and financial results. The words “expect,” “will,” “should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements.

Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, negative effects from the worldwide COVID-19 pandemic (including but not limited to the general economic downturn related to such pandemic, travel restrictions related thereto, business closures that may affect our supply chain or our ability to install instruments, and delays in U.S. Food and Drug Administration (the “FDA”) clearances related to adjustments in the agency’s approval priorities in response to the pandemic), the warning letter (the “Warning Letter”) Luminex received from the FDA on June 26, 2020 relating to the operations of Luminex’s Austin, TX and Northbrook, IL facilities and Luminex’s VERIGENE Processor SP System, as previously disclosed in Luminex’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 29, 2020, including the outcome of Luminex’s efforts to remediate the FDA’s observations, the possible resolution of the issues identified in the Warning Letter and any further regulatory and enforcement actions that may initiated by the FDA with respect thereto, concentration of Luminex’s revenue in a limited number of direct customers and strategic partners, some of which may be experiencing decreased demand for their products utilizing or incorporating Luminex’s technology, budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of internal resource planning challenges; market demand and acceptance of Luminex’s products and technology, including ARIES®, MultiCode®, xMAP®, xMAP® INTELLIFLEX, VERIGENE®, VERIGENE® II, Guava®, Muse®, Amnis® and NxTAG® products; Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels; Luminex’s ability to obtain and enforce intellectual property protections on Luminex’s products and technologies; the impact on Luminex’s growth and future results of operations with respect to the loss of the LabCorp women’s health business; Luminex’s ability to successfully launch new products and complete new manufacturing lines in a timely manner; dependence on strategic partners for development, commercialization and distribution of products; risks and uncertainties associated with implementing Luminex’s acquisition strategy, Luminex’s challenge to identify acquisition targets, including Luminex’s ability to obtain financing on acceptable terms; Luminex’s ability to integrate acquired companies or selected assets into Luminex’s consolidated business operations, and the ability to fully realize the benefits of Luminex’s acquisitions; the timing of and process for regulatory approvals; competition and competitive technologies utilized by Luminex’s competitors; fluctuations in quarterly results due to a lengthy and unpredictable sales cycle; fluctuations in bulk purchases of consumables; fluctuations in product mix, and the seasonal nature of some of Luminex’s assay products; Luminex’s ability to comply with applicable laws, regulations, policies and procedures; the impact of the ongoing uncertainty in global finance markets and changes in governmental and governmental agency funding, including effects on the capital spending policies of Luminex’s partners and end users and their ability to finance purchases of Luminex’s products; changes in principal members of Luminex’s management staff; potential shortages, or increases in costs, of components or other disruptions to Luminex’s manufacturing operations; Luminex’s increasing dependency on information technology to improve the effectiveness of Luminex’s operations and to monitor financial accuracy and efficiency; the implementation, including any modification, of Luminex’s strategic operating plans; the uncertainty regarding the outcome or expense of any litigation brought against or initiated by Luminex; risks relating to Luminex’s foreign operations, including fluctuations in exchange rates, tariffs, customs and other barriers to importing/exporting materials and products in a cost effective and timely manner; difficulties in accounts receivable collections; Luminex’s ability to monitor and comply with foreign and international laws and treaties; and Luminex’s ability to comply with changes in international taxation policies; budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of material resource planning challenges; reliance on third party distributors for distribution of specific Luminex-developed and manufactured assay products, as well as the risks discussed under the heading "Risk Factors" in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.

The forward-looking statements, including the financial guidance and 2020 and 2021 outlooks, contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Harriss Currie	Carla Stanaford	Media Contact:
Senior Vice President,	Investor Relations	Michele Parisi
Chief Financial Officer	cstanaford@luminexcorp.com	Bioscribe
hcurrie@luminexcorp.com	937-469-2120	mparisi@bioscribe.com
512-219-8020		925-864-5028

LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$308,454	$59,173
Accounts receivable, net	60,454	55,815
Inventories, net	109,795	77,084
Prepaids and other	12,743	10,398
Total current assets	491,446	202,470
Property and equipment, net	62,667	65,515
Intangible assets, net	81,714	90,336
Deferred income taxes	21,175	27,702
Goodwill	118,145	118,145
Right of use assets	18,799	20,439
Other	16,999	19,122
Total assets	$810,945	$543,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,201	$17,983
Accrued liabilities	48,849	31,872
Deferred revenue - current portion	10,192	8,214
Total current liabilities	76,242	58,069
Deferred revenue	1,515	1,633
Lease liabilities	14,485	17,182
Long-term debt	200,512	—
Other long-term liabilities	2,094	1,985
Total liabilities	294,848	78,869
Stockholders' equity:
Common stock	46	44
Additional paid-in capital	428,628	380,304
Accumulated other comprehensive loss	(837)	(1,380)
Retained earnings	88,260	85,892
Total stockholders' equity	516,097	464,860
Total liabilities and stockholders' equity	$810,945	$543,729

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)

Revenue	$106,060	$78,673	$306,003	$244,137
Cost of revenue	42,679	36,833	122,595	111,263
Gross profit	63,381	41,840	183,408	132,874
Operating expenses:
Research and development	14,074	13,262	39,855	43,295
Selling, general and administrative	34,862	31,448	102,987	96,085
Amortization of acquired intangible assets	2,919	2,852	8,623	8,556
Total operating expenses	51,855	47,562	151,465	147,936
Income (loss) from operations	11,526	(5,722)	31,943	(15,062)
Interest and other expense, net	(4,506)	2	(6,889)	(96)
Loss from equity method investment	(457)	—	(1,350)	—
Income (loss) before income taxes	6,563	(5,720)	23,704	(15,158)
Income tax (expense) benefit	(4,796)	470	(8,773)	7,937
Net income (loss)	$1,767	$(5,250)	$14,931	$(7,221)

Net income (loss) attributable to common stockholders
Basic	$1,734	$(5,224)	$14,637	$(7,187)
Diluted	$1,733	$(5,224)	$14,638	$(7,189)
Net income (loss) per share attributable to common stockholders
Basic	$0.04	$(0.12)	$0.33	$(0.16)
Diluted	$0.04	$(0.12)	$0.32	$(0.16)
Weighted-average shares used in computing net income (loss) per share
Basic	45,459	44,216	44,920	44,109
Diluted	46,343	44,216	45,777	44,109

Dividends declared per share	$0.09	$0.09	$0.27	$0.21

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$1,767	$(5,250)	$14,931	$(7,221)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,690	7,177	22,771	21,170
Amortization of debt issuance costs	2,565	—	3,910	—
Stock-based compensation	4,072	3,565	10,781	9,644
Deferred income tax (benefit) expense	2,310	(2,316)	4,635	(10,970)
(Gain) loss on sale or disposal of assets	(40)	59	346	231
Loss on equity method investment	457	—	1,351	—
Other	833	(510)	835	(532)
Changes in operating assets and liabilities:
Accounts receivable, net	228	13,459	(4,636)	7,563
Inventories, net	(17,366)	(6,617)	(32,660)	(12,602)
Other assets	(1,530)	567	(339)	3,971
Accounts payable	1,170	372	(322)	4,540
Accrued liabilities	13,223	600	15,500	(6,956)
Deferred revenue	(435)	(1,661)	1,901	(610)
Net cash provided by (used in) operating activities	14,944	9,445	39,004	8,228
Cash flows from investing activities:
Purchase of property and equipment	(3,515)	(4,993)	(11,614)	(13,115)
Proceeds from business acquisition consideration, net of cash acquired	—	—	—	1,915
Acquired technology rights	—	—	22	—
Net cash used in investing activities	(3,515)	(4,993)	(11,592)	(11,200)
Cash flows from financing activities:
Proceeds from issuance of convertible note, net of issuance costs	—	—	252,247	—
Purchase of convertible notes bond hedge	—	—	(54,626)	—
Proceeds from issuance of warrants	—	—	19,968	—
Proceeds from issuance of common stock	9,924	695	19,366	2,481
Shares surrendered for tax withholding	(32)	(4)	(2,365)	(2,089)
Dividends paid	(4,137)	(2,703)	(12,297)	(8,098)
Net cash provided by (used in) financing activities	5,755	(2,012)	222,293	(7,706)
Effect of foreign currency exchange rate on cash	(395)	286	(424)	288
Change in cash and cash equivalents	16,789	2,726	249,281	(10,390)
Cash and cash equivalents, beginning of period	291,665	63,325	59,173	76,441
Cash and cash equivalents, end of period	$308,454	$66,051	$308,454	$66,051